 Sam Kan & Company

 1151 Harbor Bay Pkwy., Suite 101

 Alameda, CA 94502  Phone: 510.517.7874 Fax: 866.848.1224

http://www.skancpa.com

We consent to the inclusion in the Annual Report (Form 10-K) of China Holdings Group, Inc. (hereinafter the “Company”) of our report dated May 20, 2011, with respect to the balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and for the period from inception on April 28, 1994 to December 31, 2010 to be included in this Annual Report (Form 10-K).

Firm’s Manual Signature Alameda, CA City, State June 30, 2011 Date